United States securities and exchange commission logo





                     February 28, 2024

       Carter Ward
       Chief Financial Officer
       ELITE PHARMACEUTICALS INC /NV/
       165 Ludlow Avenue
       Northvale, NJ 07647

                                                        Re: ELITE
PHARMACEUTICALS INC /NV/
                                                            Form 10-K for the
Fiscal Year Ended March 31, 2023
                                                            Filed June 29, 2023
                                                            File No. 001-15697

       Dear Carter Ward:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences